Exhibit 99.02

LARGE SCALE BIOLOGY

Moderator: Ronald J. Artale

July 23, 2003

4:00 pm CT

Operator:	Good afternoon. My name is Tina and I will be your conference facilitator today.

At this time, I would like to welcome everyone to the Large Scale Biology Corporation – 2nd quarter 2003 earnings release conference call hosted by Ronald Artale, Chief Operating and Financial Officer, Robert Erwin, Chairman of the Board, and Kevin Ryan, President and Chief Executive Officer.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

Mr. Artale, you may begin your conference.

Ronald Artale:	Thank you. Good afternoon.

Before starting our formal remarks, I need to make some cautionary statements. When we estimate financial metrics such as, but not limited to, revenues or market valuation of our common stock, size of potential markets for our products, capital expenditures and cash, and when we discuss expected commercial, legal, operational, regulatory, or clinical results, such estimates and results are forward-looking statements, and no assurance can be given that the estimates will be accurate. Actual results could vary materially. Except as otherwise required by law, we disclaim any obligation to update these forward-looking statements.

Please refer to Large Scale Biology’s recent filings with the SEC, including our Form 10-K and Forms 10-Q which contain additional information on the uncertainties and risk factors related to our business under the heading “Factors That May Affect our Business” and elsewhere.

In the future, we will make other filings with the SEC from time to time and we’ll update the cautionary disclosure. These filings are available on the SEC’s website at www.sec.gov.

Today we issued a press release announcing our 2nd quarter 2003 financial results. If you’d like a copy of this press release, please call Large Scale Biology at 707-469-2332 and we will provide you with a copy.

A live webcast of this call and recorded replay may be accessed through our website at www.lsbc.com.

I will now turn the call over to Bob Erwin, our Chairman.

Robert Erwin:	Thank you, Ron, and thank you everyone for joining us this afternoon.

This quarter we’ve made steady progress in the priorities that we have discussed with you previously, including our protein manufacturing capability and proprietary therapeutic protein products.

We’ve also advanced our vaccine products and platform both technologically and commercially. And importantly, our proprietary product pipeline is continuing to advance, including our work in a very novel approach to stem cell growth factor biology.

I’m quite confident in the progress the company has made. It’s been steady, deliberate. We’ve made good progress in discussions with high quality, well regarded firms in what are by their nature detailed and slow discussions. But very importantly, this quarter has also been characterized by the maintenance of a careful balance between important cost containment but very important continued investment in our most promising opportunities.

So, all and all I think that we are on a very positive track. We’re making good progress and I’d like to turn it over to Kevin Ryan, our President and CEO to talk to you in more detail about these items.

Kevin Ryan:	Thank you very much, Bob. For those of you that were on our call of about the 22nd of April, we were in the process of redefining the company for a period of about 8 calendar days.

We come to you now 90 days later and still under 100 days of activity, and I’m very happy to say that the three issues that we outlined as broad points of attack through the entire growth of the company, I’ll repeat for those that weren’t on the call.

And secondly we had a sub-category major issue – that being around the NASDAQ registration, which I’m sure you are aware that we have completely solved and have returned to compliance with a letter from NASDAQ on May 29.

The three points that we discussed – our goals were to clearly monetize the value of our product portfolio. And as Bob mentioned and Ron will talk about – we have highly energized a view of partnership with companies in the U.S. health care industry.

As you know, also, we’ve reached out as an appointed representation in Asia to deal with the Japanese and pharmaceutical companies/health care companies over there. So, we’ve broadened our reach dramatically.

The second point was that we were going to economize – husband our resources very carefully. And we promised you at that time a further focusing of our efforts resulting in expense reduction in the $4.0-$4.5 million range which I’m happy to say has been implemented and exceeded.

And the third point was that we’re in the process of building the balance sheet through both partnerships and we think the ability to raise additional funds after we have completed a partnership of value, which we have every indication that should be in the very near future.

I think, as the management team, it goes without doubt, the transition is very difficult, and transition, when you have to terminate some very qualified people – it makes it more difficult. But it’s the right thing to do in this economy and in this structure as we focus our company to the product issues, capitalizing our technology.

Make no mistake – we continue to honor all service work that we have agreements on and, in fact, Ron will be mentioning some minor growth in that area. Ron …

Ronald Artale:	Thank you, Kevin.

Revenues in our 2nd quarter ended June were $900,000 and that compares with about $0.5 million in 2002. Marginally higher than our 1st quarter ended March.

The year over year increase largely reflects revenue from our Commerce Department NIST grant – that was the National Institute of Science and Technology and our NIH Environmental Health and Safety toxico-proteomics contract.

Operating costs and expenses in the 2nd quarter were $7.2 million, a $3.1 million decrease, or 30%, from last year’s $10.3 million. Sequentially, and that is in comparison to the 1st quarter 2003, the $7.2 million in operating costs and expenses were down from $8.6 million.

Both quarters, the first and second quarters, included unusual costs. The 1st quarter of 2003 included $1.7 million in non-cash charges, impairment charges which were associated with writing down both the excess of the carrying value of leasehold improvements and the excess of future minimum payments over fair market value of comparably leased space in the Germantown, Maryland area. This concluding 2nd quarter included $1.1 million in cash and non-cash severance costs that were associated with a $5 million annualized spending reduction plan.

On a pro forma basis, adjusted for the respective items I just described, operating costs and expenses in the 2nd quarter were trimmed to $6.1 million and that was about $800,000 lower than the comparable pro forma 1st quarter.

Our GAAP or reported and unadjusted loss for the 2nd quarter was $6.2 million, 24 cents a share, versus a reported loss of $9.5 million, 38 cents per share, in 2002, and that was a 35% improvement over last year.

For the six months ended June 30, our reported loss was $13.8 million, 54 cents a share, versus a reported loss last year of $19.1 million, 77 cents a share, and a 28% improvement. Now, this included the previously mentioned $1.7 million impairment that was taken in the 1st quarter which impacted the per share loss by 7 cents.

On June 30, our cash and marketable securities were $15 million and net cash utilization for the 2nd quarter was $4.1 million, of which about $350,000 was the cash impact of severance costs in the quarter, making for another quarter of decreasing utilization of cash – our sixth in a row.

As for the forward look, we believe great progress was made during the 2nd quarter in business development that will soon evidence itself. We can’t comment yet about major initiatives with partnering our protease inhibitor recombinant aprotinin active pharmaceutical ingredient, the API, or our lysomal storage enzyme product, alpha-galactosidase A.

I can characterize timing and status and say that three of our pending agreements are in the contract stage with two others to be negotiated. These three range from modest to substantial. While we believe that we are coming to conclusions, proposals continue to be evaluated, terms and conditions and options discussed with a number of potential partners for these products.

A little smaller, but nonetheless important, items that I can talk about include a follow-on subcontract with the University of South Florida. And an SBIR grant that was verbally approved pending formal notification in writing for a research program using novel mass-spectrometric methods in combination with other proteomics technologies to identify markers associated with alcohol phenomena. While the value of these, net, to us is a few hundred thousand, this business augments our proteomics prospects and helps leverage our Germantown proteomics technology and operation.

Currently, the Proteomics Division is principally engaged in fulfilling the important $12 million multi-year toxico-proteomics contract with the NIEHS. As an aside, I would note that during the quarter we processed all samples received, met all timelines and met complete quality standards.

Putting aside the revenue prospects, we expect with implementation of the aforementioned $5 million spending reduction plan, net cash utilization in the remaining quarters to be between $4.0-$4.3 million. And this includes a prospective ramp-up in our Owensboro biomanufacturing facility systems validation and quality assurance to make it ready to produce pre-clinical and clinical quantities of cGMP grade aprotinin API and the alpha-galactosidase just as soon as possible.

Without any of the things that I mentioned that are pending, we have sufficient operating liquidity for a year. And nothing we have pending will require inordinate amounts of capital.

With respect to the spending reduction plan, the annualized savings of $5 million includes about $2.6 million in salary and fringe benefit savings, $1.1 million in consulting, legal, intellectual property, travel, and other administrative discretionary cost savings and $1.2 million in facilities and other service cost savings.

What’s important to note here is that none of these costs reductions impair our ability to respond to revenue-generating opportunities.

With that, I’ll open the call to questions.

Operator:	At this time, I would like to remind everyone in order to ask a question, please press star, then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Please hold. We’re still compiling the roster.

Your first question comes from David Raksin with W.R. Hambrecht.

David Raksin:	Hi, how are you?

My question relates to your tobacco virus program developing a non-Hodgkins lymphnoma vaccine. Any comments on the status of that program?

Ronald Artale:	Bob Erwin?

Robert Erwin:

We have, as I think you know, completed the initial clinical trial and are in the process of preparing the necessary documentation to seek approval from FDA to begin a Phase 3 or pivotal clinical trial.

Our progress on that has been by deliberate choice a little slower than it would if that were the only program we had because we’ve got some good commercial opportunities with other products that our regulatory and manufacturing people have focused on.

However, we are on track to do that and we anticipate, once we’ve completed the necessary documentation requesting a special protocol assessment meeting with the FDA and submitting all the required information, to seek approval to initiate a Phase 3 on the study.

David Raksin:	Any time frame on that – sometime this year?

Robert Erwin:	We can comment on that more accurately in the next conference call.

David Raksin:	Okay.

Robert Erwin:

It could be this year. However, it’s important to note that means the clinical trial would not start this year. We’d get the FDA work done perhaps this year and then look at the clinical program later.

Also, as you probably know in previous conversations, we’ve mentioned that due to the size and time frame of this kind of a pivotal study, we would not anticipate launching human clinical testing at the Phase 3 level until we bring in a financial or commercial partner to work with us on it.

That would have another impact on the specific timing of the program.

David Raksin:	And you may not be able to comment on this, but is this perhaps one of the business development projects that you alluded to in the earlier part of the call?

Robert Erwin:	I shouldn’t comment on the specifics. Let me just tell you that we continue to view this very optimistically but I couldn’t comment on the commercial status of it.

David Raksin:	Okay. Great.

Kevin Ryan:	But it is not one of the projects mentioned that are either in contract stage or close to it.

Operator:	Again, if you would like to ask a question, please press star, then the number 1 on your telephone keypad.

Your next question comes from Keith Lawrence with Owensboro Messenger.

Keith Lawrence:	Could you comment a little more about what your ramping up in Owensboro this year?

Kevin Ryan:

Keith, this is Kevin Ryan. The Owensboro facility is growing in importance to us as you well know from being in the general area and it is the focal receiving point for two of the projects that are currently – major projects, that are currently nearing contract completion.

Keith Lawrence:	What will be happening within this year?

Kevin Ryan:	Expansion towards the beginning of the first of next year as these contracts go into stage of utilizing production and processing.

Ronald Artale:

Keith, to amplify it, you saw in the press release that during the quarter we had initiated field production of both the recombinant aprotinin as well as the alpha-galactosidase. Both of those will be introduced at the plant in pre-clinical and clinical quantities over the course of the next several months.

Keith Lawrence:	Does that mean anything in terms of employment, or…

Kevin Ryan:	Yes it does.

Ronald Artale:	At some point of revenue, it may well be just that, right.

Keith Lawrence:	Okay.

Operator:	At this time, there are no further questions. Gentlemen, are there any closing remarks?

Kevin Ryan:

Thank you very much for joining us on our call. As I mentioned earlier, we’re 99 days into our new life. We’ve certainly had an opportunity to review the priorities of this wonderful science generation company.

Next step was to energize what was going on with partnering development, which has seen great progress and we expect to be reporting those partnerships to you on the next call at the latest.

Thank you.

Operator:	This concludes today’s conference. You may now disconnect.

END

In this transcript, any statements, which refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements. Forward-looking statements involve risks, uncertainties and situations that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by these statements, including our dependence upon and our ability to enter into and maintain successful relationships with collaboration partners, creation of demand for products incorporating or made using our technologies, our ability to improve and keep our technologies competitive, delays or issues which may arise in securing FDA approval for certain products we develop, the actual clinical efficacy of such products, our ability to manage costs in ways that preserve our product pipeline and technology base and the requirement for substantial funding to conduct research and development and to expand commercialization activities. We cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this release. For a further list and description of such risks and uncertainties, see LSBC ‘s reports filed with the Securities and Exchange Commission, including Forms 10-K and 10-Q. Except as required by law, we do not undertake to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.